Exhibit 21

SIGNIFICANT SUBSIDIARIES OF CLEAN HARBORS, INC.

	State of Organization	Other Business Names
Clean Harbors Environmental Services, Inc.	MA	N/A

Clean Harbors of Natick, Inc.	MA	N/A

Clean Harbors of Braintree, Inc.	MA	N/A

Clean Harbors Services, Inc.	MA	N/A

Clean Harbors of Baltimore, Inc.	PA	N/A

Clean Harbors of Connecticut, Inc.	CT	N/A

Clean Harbors Kingston Facility Corporation	MA	N/A

Harbor Management Consultants, Inc.	MA	N/A

Murphy’s Waste Oil Service, Inc.	MA	N/A

Northeast Casualty Risk Retention Group, Inc.	VT	N/A

Spring Grove Resource Recovery, Inc.	DE	N/A

Clean Harbors Lonestar Corporation	DE	N/A

Clean Harbors Disposal Services, Inc.	DE	N/A

Clean Harbors of Texas, LLC	DE	N/A

Clean Harbors Canada, Inc.	New Brunswick	N/A

Clean Harbors Mercier, Inc.	Quebec	N/A

Clean Harbors Quebec, Inc.	Quebec	N/A